United States securities and exchange commission logo





                     September 29, 2022

       Lisa Grow
       Chief Executive Officer
       IDACORP, Inc.
       1221 W. Idaho Street
       Boise, ID 83702

                                                        Re: IDACORP, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-14465

       Dear Ms. Grow:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation